Exhibit 10.2

Attn:	Brad Hansen Chief Executive Officer EnSync, Inc. N88 W13901 Main St., Suite 200 Menomonee Falls, WI 53051

August 23, 2018

Re.:	Finder’s Agreement

Dear Mr. Hansen:

The undersigned, Network 1 Financial Securities, Inc. a Texas Corporation and broker/dealer registered with the U.S. Securities & Exchange Commission (“SEC”) and member of the Financial Industry Regulatory Authority (“FINRA”), hereinafter referred to as “Finder”, is pleased to act as an Finder on a “best efforts” basis in connection with the Company’s private placement or public offering of equity (the “Securities”) to be offered by EnSync, Inc. (the “Company”) during the term (the “Services”) in one or more financing transactions (each a “Financing Transaction”).

1.	Services

Beginning and effective as of the date of this agreement, the Company hereby engages Network 1 Financial Securities, Inc. as exclusive Finder for Financing Transactions for a period of six (6) months (the “Term”). In connection with the foregoing, the Finder shall assist the Company with preparations for the Financing Transaction, introduce the company to prospective investors and assist the company in consummating one or more Financing Transactions. The term of this agreement may be extended by mutual agreement.

2.	Compensation

In the event the Company consummates a Financing Transaction involving Securities within the Term as a result of Finder’s efforts made during the Term, the Company shall pay Finder the following fee (the “Finder’s Fee”):

(i)	Retainer Fees: Upon execution of this agreement, the Company shall pay Finder a cash retainer fee of $25,000. The retainer fees shall not be creditable to any other fees payable hereunder.

(ii)	Cash Success Fee: Upon and simultaneous with the closing of a Financing Transaction (the “Closing”), the Company shall pay Finder a fee equal to seven percent (7%) of the gross proceeds for each Financing Transaction. For the avoidance of doubt, the gross proceeds shall include all proceeds for each Financing including investors introduced by the Finder and investors known to the Company in any other way.

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In the event of multiple Closings, the Finder’s fee will be paid pro rata as the proceeds are received by the Company.

The Finder shall also be paid the same percentage commission on any other Company financing arranged with investors who were introduced to the Company by the Finder within twelve (12) months after the Closing or termination of this agreement whichever is the earlier.

3.	Expenses.

The Company and the Finder will each bear their own expenses with respect to the transaction unless otherwise mutually agreed upon in advance.

4.	Reliance on information Supplied.

In the performance of its services hereunder, the Finder (i) will use and rely on the accuracy and completeness of the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Public Information”), (ii) is not responsible for, and has no obligation to independently verify the accuracy or completeness of any information furnished by the company to it or to any third person introduced by Finder to the company in the course of performing the Services, OR the Public information, (iii) has no obligation to undertake an independent evaluation, appraisal, or physical inspection of any assets or liabilities of the Company, and (iv) will assume that any financial forecast furnished to or discussed with Finder by authorized representatives of the Company have been reasonably prepared and reflect then currently available estimates and judgment of the Company’s management.

5.	Covenants, Representations and Warranties

a.	The Company will reasonably promptly furnish Finder, from time to time, such information concerning the Company, its business, financial condition, plans, and projections as Finder reasonably requests in order to assist Finder in the performance of the Services.

b.	If any event shall occur or condition exist as a result of which it is necessary or advisable, in the opinion of the Company or Finder, to amend or supplement any information previously furnished by the Company in order that the information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly prepare and furnish to Finder and the public, if applicable, amendments or supplements to the information previously furnished.

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c.	The Company will advise Finder reasonably promptly of (i) the occurrence of any event or the existence of any condition known to the Company referred to in paragraph (b) of this Section 4, (ii) such other information concerning the business and financial condition of the Company as Finder may from time to time reasonably request, (iii) the receipt by the Company of any communication from any regulatory authority concerning the Company, and (iv) the commencement of any lawsuit, proceeding or regulatory action to which the Company is a party or which might materially affect the business or condition of the Company or the performance by Finder of the Services.

d.	In the event the Company shall enter into any Financing Transaction, it will deliver, or cause to be delivered, to Finder a copy of each agreement that the Company proposes to enter into regarding a Financing Transaction.

e.	During any period in which Finder shall perform services hereunder, Finder (i) will keep, and cause its officers, directors, shareholders, employees, agents and representatives to keep, all material non-public information concerning the Company and any of its affiliates confidential, (ii) shall not trade its stock in the Company based upon any material non-public information or take any short position in the Company’s stock or otherwise do anything that could have an adverse effect on the Company’s stock, and (iii) conduct itself in such a manner to be consistent with each exemption from registration under the Securities Act of 1933 and state blue sky laws that the Company intends to rely on for each Financing Transaction.

6.	Intentionally left blank

7.	Notices.

8.	Communications.

All communications hereunder shall be in writing and shall be mailed or delivered (a) to the Company, attention: Brad Hansen, N88 W13901 Main St., Suite 200 Menomonee Falls, WI 53051 and (b) to Finder, at its offices at

The Galleria, 2 Bridge Avenue, Suite 241

Red Bank, New Jersey 07701

Attention: Damon Testaverde

Fax: 732-758-6671.

9.	Termination.

Finder’s services hereunder may be terminated by the Company or Finder upon 30 days prior written notice without liability or continuing obligation of the Company or Finder, except that Finder shall be entitled to the fees payable pursuant to section 2 (Compensation) as a result of services rendered prior to the date of termination shall become immediately payable in full, hereof shall remain operative and in full force and effect regardless of any termination. If, for one year following the termination or expiration (whichever comes later) of the agreement, a transaction or placement is consummated with the customers introduced by the Finder, then the Company will pay the Finder, specified above in section 2- Compensation, promptly upon the closing of each such transaction or placement.

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10.	Indemnity

The Company shall indemnify Finder in accordance with Annex- A attached hereto.

11.	Miscellaneous

a.	Finder is not an expert on, and shall not render opinions regarding, legal, accounting, and regulatory or tax matters. The Company shall consult with its other professional advisors concerning these matters before undertaking any Financing Transaction.

b.	No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound. This Agreement shall inure to the benefit of and be binding on the Company, Finder and their respective successors and assigns. This Agreement constitutes the entire agreement between the Company and Finder with respect to the subject matter hereof and supersedes any and all other prior or contemporaneous agreements, either oral or written, between the Company and Finder with respect to the subject matter hereof.

c.	In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall hereunder not in any way be affected or impaired thereby.

d.	The Company has retained Finder to act as an independent contractor, and any duties of Finder arising out of its engagement shall be owed solely to the Company and to no other party.

e.	This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of New York.

f.	Each of Finder and the Company waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Agreement.

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If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours,

Network 1 Financial Securities, Inc.

By:	/s/ Damon D. Testaverde
Damon D. Testaverde
Managing Director

Accepted and agreed to as of

the date first above written:

EnSync, Inc.

By:	/s/ Brad Hansen
Brad Hansen
Chief Executive Officer

ANNEX A

The Company shall indemnify the Finder and its affiliates and their respective directors, officers, employees, representatives, agents and controlling persons (Finder and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, and related to, arising out of, or in connection with any untrue statement or alleged untrue statement of a material fact contained in any document furnished or made available by the Company (directly, through Finder, or otherwise), or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for all reasonable expenses (including counsel fees and expenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.

The Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Annex A (whether or not Finder or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

If Finder or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company not resulting from the acts/omissions of Finder, the Company will reimburse Finder for all reasonable expenses incurred in connection with such party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

Unless expressly modified, the provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or Agreement or the completion of Finder’s services thereunder.